Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Agreement (the “Agreement”), made as of this 9th day of March 2018 (the “Effective Date”), by and between FVCBankcorp, Inc., a Virginia chartered commercial bank headquartered in Reston, Virginia (the “Company”) and Patricia A. Ferrick (“Officer”).

WHEREAS, Officer is President and Chief Financial Officer of the Company and its wholly owned subsidiary, First Virginia Community Bank (the “Bank”); and

WHEREAS, the Company believes that it is in the best interests of the Company, and a material inducement to Officer’s continued employment with the Company and bank, that it provide Officer with certain benefits in connection with a Change in Control (as hereinafter defined) of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Definitions                                   (a)  Change in Control.  For purposes of this Agreement a “Change in Control” shall mean any one of the following events occurring after the Effective Date:

(i)  there shall be consummated (1) any consolidation, merger, share exchange, or similar transaction relating to the Company, in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity or other property, other than a  transaction in which the holders of the Company’s voting stock immediately before transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting stock of the surviving entity, or (2) any sale of all or substantially all of the assets of the Company, other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(ii)  any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of Company (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person); or

(iii) over a twelve (12) month period, a majority of the members of the Board of Directors of the Company are replaced by directors whose appointment or election was not endorsed by a majority of the members of the of Directors of the Company in office prior to such appointment or election.

(iv) Notwithstanding the foregoing (i) if the event purportedly constituting a Change in Control under paragraph 5.1(a), paragraph 5.1(b), or paragraph 5.1(c) does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Treasury Regulations promulgated thereunder (collectively, “Section 409A”), then such event shall not constitute a “Change in Control” hereunder.”

(b)                                 Cause.  For purposes of this Agreement, termination for “Cause” shall mean termination of employment based upon:

(i) any act of theft, fraud, intentional misrepresentation, personal dishonesty, or breach of fiduciary duty involving personal gain, or similar conduct by Officer in connection with or associated with Officer’s  employment by the Company or the Bank;

(ii) any failure to comply with any requirement of law, regulation or order of a bank regulatory agency having jurisdiction over the Company or Bank (“Regulatory Agency”) which is not cured within 30 days after written notice thereof;

(iii) any Regulatory Agency action or proceeding against Officer as a result of Officer’s negligence, fraud, malfeasance or misconduct, or a Regulatory Agency action described in Section 12 hereof;

(iv) material failure of the operations department to achieve budget requirements, performance standards or targets established by the Board of Directors of the Company or of the Bank, where such failure is primarily a result  or lack of appropriate effort and/or due diligence by Officer; or

(v) any of the following conduct on the part of Officer that has not been corrected or cured within thirty (30) days after having received written notice from the Company or Bank detailing and describing such conduct:

(1)  the use of drugs, alcohol or other substances to an extent which materially interferes with or prevents Officer from performing Officer’s duties;

(2)  failure by or the inability of Officer to devote full time, attention and energy to the performance of Officer’s duties (other than by reason of death or disability);

(3)  intentional material failure by Officer to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board of Directors of the Company or of the Bank, or of the Chief Executive Officer of the Company and Bank; or

(4)  willful or intentional misconduct on the part of Officer that results in substantial injury to the Company or Bank.

The Company shall determine if Cause exists with respect to its employment of the Officer in the exercise of its good faith discretion.

2.                                      Term of Agreement.  The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years.  Commencing on the first anniversary date of the Effective Date (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall automatically renew for an additional year such that the remaining term of this Agreement shall be three (3) years unless written notice of non-renewal (“Non-Renewal Notice”) is provided by either party at least 90 days prior to any such Anniversary Date, in which event this Agreement shall terminate at the end of the then current term.  Reference herein to the term of this Agreement shall refer to both the initial term and any extensions thereof.

3                                         Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that:

(a)                                 Officer’s employment with the Company and Bank is terminated by the Company and Bank without Cause within the period beginning on the earlier of (i) the date the Company enters into a definitive agreement for a transaction which would if consummated constitute a Change in Control, or (ii) three months prior the effectiveness of a Change in Control, and ending one year after the effectiveness of the Change in Control; or

(b)                                 both (i) As of the effective date of the Change in Control, Officer has not been offered a position with the surviving or resulting entity following the Change in Control that is at least comparable (including materially comparable compensation, benefits, title, duties, responsibilities or position, and is located within thirty five (35) miles of Officer’s primary worksite) to the position Officer held immediately prior to the effectiveness of the Change in Control; and (ii) Officer does not accept a position with the surviving or resulting entity which is not a comparable position (other than a temporary position or consulting arrangement with a term of not more than 180 days following the effectiveness of the Change in Control).

4.                                      Termination in Connection with a Change in Control.  (a) If there is a Change in Control Termination, the Officer shall be the Bank shall, shall be paid a lump-sum cash payment equal to 1.99 times the sum of (a) Officer’s then current base salary and (b) cash bonuses received during the twelve (12) month period immediately preceding Officer’s last day of employment, such Change Payment to be made to Officer within forty five (45) days after the later of (i) the termination of Officer’s employment; or (ii) the date of effectiveness of the Change in Control, the exact date of payment to be determined in the sole discretion of the Company, and make monthly payments for twelve (12) months following termination of Officer’s employment, for Officer’s health insurance premiums, or a cash payment equal to the cost thereof (“Change Payment”); provided, however, that the Company shall be relieved of its obligation to pay the Change Payment if Officer fails to sign and deliver to the Company no later than twenty-one (21) days after the later of: (i) the termination of Officer’s employment; or (ii) the date of effectiveness of the Change in Control, a General Release and Waiver in the form attached to this Agreement as Exhibit A.  Notwithstanding anything to the contrary in this Section 4, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 6 hereof and (ii) any reduction required pursuant to Section 5 hereof, as applicable.  For purposes hereof, base salary shall not include any item of overtime pay, bonuses, commissions, severance pay, expense allowances or reimbursements, moving expenses, income from the exercise of nonqualified stock options, the disposition of incentive stock options or shares purchased under any employee stock purchase plan, income from restricted stock or stock option awards, excess group life insurance premiums or other extraordinary items of compensation. The Company’s payment of health insurance premiums is conditioned on the terms of the Company’s health insurance policy then in place and the Officer’s compliance with applicable federal and state laws and regulations.

(b)                                 For purposes of clarity, it is the intent of this Agreement that if Officer is offered the position of President, or a comparable executive officer position, of the surviving or resulting entity following a Change in Control, which such position has materially comparable compensation, benefits, title, duties, responsibilities or position, and is located within thirty five (35) miles of Officer’s primary worksite, then Officer shall not be entitled to receive the Change Payment, whether or not Officer accepts such position, unless Officer’s employment is subsequent terminated without Cause within one year following the effective date of the Change in Control.  Further, it is the intent of this Agreement that if Officer accepts a position that is not a comparable position, other than a temporary position or consulting arrangement with a term of not more than 180 days following the effectiveness of the Change in Control, Officer shall not be entitled to a Change Payment.

5.                                      Adjustment.  (a)  Notwithstanding anything in this Agreement to the contrary, if the Determining Firm (as defined in Section 5(b)) determines that any portion of the Change Payment and/or the portions, if any, of other payments or distributions in the nature of compensation by the Company to or for the benefit of the Officer (including, but not limited to, the value of the acceleration in vesting of restricted stock, options or any other stock-based compensation) whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement (collectively with the Change Payment, the “Aggregate Payment”), would cause any portion of the Aggregate Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by the Company pursuant to Code Section 280G (such portion subject to the excise tax or being nondeductible, the “Parachute Payment”), the Aggregate Payment will be reduced, beginning with the Change Payment, to an amount which will not cause any portion of the Aggregate Payment to constitute a Parachute Payment. If, despite the foregoing sentence, a payment shall be made to Officer that would constitute a Parachute Payment, Officer shall have no right to retain such payment and, immediately upon being informed of the impropriety of such payment, Officer shall return such payment to the Company or other entity that was the payer thereof, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

(b)  All determinations required to be made under this Section 5 will be made by a reputable law or accounting firm (the “Determining Firm”) selected by the Company  All fees and expenses of the Determining Firm will be obligations solely of the Company.  The determination of the Determining Firm will be binding upon Officer and the Company.

6.                                      Construction; Compliance with 409A, Delay in Payment.  (a) It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be in accordance with Section 409A, and thus avoid the imposition of any excise tax and interest on Officer pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Officer acknowledges and agrees that Officer shall be solely responsible for the payment of any excise tax or penalty which may be imposed or to which Officer may become subject as a result of the payment of any amounts under this Agreement.

(b)                                 Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered “nonqualified deferred compensation” that is to be made to Officer while he is a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six months following Officer’s “separation from service” (as determined in accordance with Section 409A), then to the extent that such payment is not otherwise permitted under Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Officer’s separation from service, or, if earlier upon Officer’s death.  To the extent that any payment to Officer which is payable in installments is required to be deferred pursuant to this Section 5(b), such deferred installments shall be paid on the first business day of the seventh month following Officer’s separation from service, or, if earlier upon Officer’s death, and any remaining installments shall be paid as scheduled.  For purposes of this Agreement any payment to Officer which is payable in installments is represent the right to a series of separate payments.

(c)                                  The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose additional tax, penalty or interest on payments made to Officer pursuant to this Agreement.

7.                                      Confidentiality; Non-Competition; Non-Interference.

(a)                                 Confidential Information.  Officer, during employment, will have, and has had, access to and become familiar with various confidential and proprietary information of the Company and bank and/or relating to the business of the Company and bank (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Company and Bank which is made available only to employees with a need to know or which is not generally made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include (1) information that is or becomes public without a breach of the Agreement, (2) information that became available to the Officer on a non-confidential basis from a source not bound, to the Officer’s knowledge, by a non-disclosure agreement that covers the relevant information, (3) information that the Officer knows (and can demonstrate that he knows) before commencing employment with the Bank, and (4) information required to be disclosed by law after notice so that the Bank can contest the required disclosure or seek some other protection.

(b)                                 Nondisclosure.  Officer hereby covenants and agrees that she shall not, directly or indirectly, disclose or use, or authorize any person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Officer or any affiliate of Officer or (iii) in connection with the performance of Officer’s duties. Notwithstanding the foregoing, Officer and the Company acknowledge and agree that nothing contained in this Section 7  shall be interpreted, construed, asserted or enforced by the Company to prohibit Officer from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Further, nothing contained in this Agreement shall be interpreted, construed, asserted or enforced by the Company to prohibit or disqualify Officer from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Officer’s providing information to any such agency as a whistleblower under applicable law or regulation

(c)                                  Documents.  All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Officer, or otherwise provided to or coming into the possession of Officer, that contain any Confidential Information about or pertaining or relating to the Company or Bank (the “Company Information”) shall at all times remain the exclusive property of the Company and Bank. Promptly after a request by the Company or the termination of Officer’s employment, Officer shall take reasonable efforts to (i) return to the Company and Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Company Information and (ii) purge and destroy all Documents and Company Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Board of Directors of the Company or Bank, and Officer shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Company Information.

(d)                                 Non-Competition.  Officer hereby acknowledges and agrees that, during the course of employment, Officer has become, and will become, familiar with and involved in all aspects of the business and operations of the Company and Bank. Officer hereby covenants and agrees that during the term of this Agreement, and if Officer shall receive a Change Payment, until the date that is twelve (12) months after the last day of Officer’s employment with the Company and Bank (or any entity surviving or resulting from a Change in Control) (the “Restricted Period”), Officer shall not, without the prior approval of a majority of the Board of Directors, at any time, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any Competitive Business or to any person or entity that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a twenty-five (25) mile radius of the Bank’s headquarters or any Branch or office of the Company or Bank. Notwithstanding any provision hereof to the contrary, this Section 7(d) does not restrict Officer’s right to (i) own securities of any entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that Officer’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company; (ii) to own, or during the Restricted Period to maintain ownership of (but not to acquire ownership of), passive investments in securities of any entity that does not file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that Officer’s total ownership constitutes less than five percent (5%) of the outstanding securities of such company; or (iii) provide legal or investor services to a Competitive Business. For purposes of this Section 7, (i) “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the savings and loan business and mortgage lending, or any other business in which the Company, the Bank or any subsidiary of the Company or Bank is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged; and (ii)”Competitive Products or Services” means, as of any time, those products or services of the type that any of the Company, the Bank or any subsidiary of the Company or Bank is providing, or is actively preparing to provide, to its customers.

(e)                                  Non-Interference. Officer hereby covenants and agrees that during the Restricted Period, Officer will not, directly or indirectly, for herself or any other person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity): (i) induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other person that has a business relationship with the Company or Bank or any subsidiary of the Company or Bank, to discontinue, terminate or reduce the extent of its, his or her relationship with Company or Bank or any subsidiary of the Company or Bank or to take any action that would disrupt or otherwise be disadvantageous to any such relationship; (ii)  solicit any customer of Company or Bank or any subsidiary of the Company or Bank for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of the Company or Bank or any subsidiary of the Company or Bank); or (iii)  solicit any employee of any of the Company or Bank or any subsidiary of the Company or Bank to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business

(f)                                   Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Officer, the Company shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Officer and each and every other person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

(g)                                  Reasonableness.      (a) Officer has carefully read and considered the provisions of this Article 8 and, having done so, agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Company or Bank or any subsidiary of the Company or Bank. Officer further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain Officer’s ability to earn a livelihood.

(h)                                 If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Section 7 exceeds the maximum duration, geographical area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.                                      Successors and Assigns.              (a)  This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

(b)                                 Since the Company is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

9.                                      No Mitigation.  The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Officer in any subsequent employment.

10.                               No Plan Created.  The Officer and the Company expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and the Company and the Officer each expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or the Company that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion or on whose behalf such assertion was made.

11.                               No Additional Rights; Third Party Beneficiary.  (a)            This Agreement does not confer any right to employment, continuation of employment for any period, or any other right not specifically stated herein. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or the Company that it does so shall be deemed a material breach of this Agreement by the party making such an assertion or on whose behalf such assertion was made.

(b)                                 This Agreement is for the benefit of the parties hereto and the Bank, and except as expressly stated herein with respect to the Bank, is not intended to be for the benefit of, or to be enforceable by, any other person.

12.                               Certain Regulatory Events.  (a)  If the Officer is removed and/or permanently prohibited from participating in the conduct of the Company’s or Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the effective date of the order.

(b)  If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default.

(c)  If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits the Officer from participating in the conduct of the Company’s or Bank’s affairs, the Company’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company may, in its discretion, (i) pay the Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

The occurrence of any of the events described in paragraphs a, b, and c above may be considered by the Company in connection with a termination for Cause.

13.                               Notices.  All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

To:                             David W. Pijor

Chief Executive Officer

FVCBankcorp, Inc.

11325 Random Hills Road

Fairfax, VA  22030

dpijor@fvcbank.com

To:                             Patricia A. Ferrick

14.                               Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties.

15.                               Applicable Law.  Except to the extent preempted by Federal law, the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles, shall govern this Agreement in all respects.

16.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.                               Headings. Headings contained herein are for convenience of reference only.

18.                               Entire Agreement.  This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof. Not in limitation of the foregoing, this Agreement supersedes in its entirety that certain Employment Agreement, dated as of April 20, 2007, by and between the Bank and Officer, which Employment Agreement is hereby terminated and of no further force or effect.

IN WITNESS WHEREOF, the undersigned have set their respective hands, duly authorized, as of the date and year first above written.

FVCBANKCORP, INC.

By:	/s/ David W. Pijor
David W. Pijor, Chief Executive Officer

PATRICIA A. FERRICK

/s/ Patricia A. Ferrick